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                                                                     Exhibit 5.1

April 17, 2003

JMAR Technologies, Inc.
5800 Armada Drive
Carlsbad, California 92008

Gentlemen:

I am acting as your counsel in connection with the registration by you under the Securities Act of 1933 (the "1933 Act") of 2,573,913 shares of Common Stock of JMAR Technologies, Inc. (the "Company"), of which 2,173,913 shares are authorized for issuance upon the conversion of a Convertible Note ("Convertible Note") and 400,000 shares are authorized for issuance upon the exercise of a Common Stock Purchase Warrant ("Warrant"), all of which shares are to be sold by the Laurus Master Fund, Ltd. (the "Selling Shareholder's Shares"). I am familiar with the Form S-3 Registration Statement which you have filed with the Securities and Exchange Commission to register such securities under the 1933 Act.

In rendering this opinion, I have examined and relied upon, among other things, originals or copies, identified to my satisfaction as being true copies, of the following: Certificate of Incorporation of the Company, as amended to date; Bylaws of the Company, as amended to date; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, I have, when the relevant facts were not independently established by me, relied upon the documents I have examined or upon certificates of officers of the Company. In my examination of the documents referred to above, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am an attorney duly admitted and qualified to practice in the State of California and I express no opinion as to the laws of any other jurisdiction except United States federal law.

Based on the foregoing, and in reliance thereon, I am of the opinion that (i) all of the Selling Shareholder's Shares have been duly authorized, (ii) that the shares of Common Stock issuable upon conversion of the Convertible Note and upon exercise of the Warrants have been validly reserved for issuance upon conversion and exercise thereof, (iii) upon receipt of a notice of conversion and delivery of certificates representing the shares issuable upon said conversion, and upon receipt by the Company of full payment of the exercise price for the Warrants and delivery of certificates representing the shares issuable upon said exercise, the Selling Shareholder's Shares will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an Exhibit to the said S-3 Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus which forms a part thereof.


                        Very truly yours,

                        /s/ JOSEPH G. MARTINEZ
                        Joseph G. Martinez
                        Senior Vice President and General Counsel